Exhibit 10.5

SUPPORT AGREEMENT

between

Transocean Services AMA JLT

and

Transocean Partners LLC

Dated as of August 5, 2014

i

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into effective as of August 5, 2014 (the “Effective Date”), between:

Transocean Services AMA JLT, a company organized in the Dubai Multi Commodities Centre free zone, Dubai, United Arab Emirates (“TSAMA”), and

Transocean Partners LLC, a Marshall Islands limited Liability Company (“TPLLC”).

(TPLLC and TSAMA are individually referred to as a “Party” and collectively as the “Parties”).

RECITALS:

WHEREAS, the business and operations of TSAMA include the provision of corporate support services to its Affiliates;

WHEREAS, TSAMA, directly or through its Affiliates and subsidiaries listed in Exhibit A (other than the TPLLC and its Affiliates) (each, including TSAMA, a “Transocean Entity” and collectively, the “Transocean Entities”), employs certain individuals which TPLLC wishes to have support TPLLC;

WHEREAS, TSAMA agrees to provide such individuals listed in Exhibit B (the “Support Personnel”) to provide support services to TPLLC according to the terms and conditions set out in this Agreement (the “Support”); and

WHEREAS, the Parties desire to set forth the terms under which the Transocean Entities will provide the Support Personnel to TPLLC, and TPLLC’s payment obligations in relation to such provision all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1. Interpretation and Definitions.

1.1 References contained herein to this “Agreement” are to this Support Agreement, as the same may be amended and supplemented from time to time.

1.2 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Person; notwithstanding the foregoing, for the purposes of this Agreement, TSAMA and TPLLC shall not be deemed to be an Affiliate of each other.

1.3 “Applicable Law” means any applicable statute, law, ordinance, rule or regulation.

1.4 “Person” means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

1.5 Unless the context otherwise requires, all references herein to “Sections” or “paragraphs” are to Sections or paragraphs of this Agreement.

1.6 Throughout this Agreement, nouns, pronouns, and verbs (of whatever gender or number) shall be construed as masculine, feminine or neuter or as singular or plural, if the context so requires.

1.7 The headings of Sections of this Agreement are for convenience only and shall not affect the construction or interpretation hereof.

SECTION 2. Engagement of TSAMA.

2.1 TPLLC hereby engages TSAMA, by and through the Transocean Entities, with effect as of the Effective Date, to provide the Support Personnel.

2.2 TSAMA hereby accepts the engagement pursuant to Section 2.1 and agrees to perform the duties and responsibilities set forth herein during the term of this Agreement.

SECTION 3. Support.

3.1 In accordance with and subject to the terms and conditions of this Agreement, TSAMA shall provide or cause the Transocean Entities to provide the Support Personnel for the performance of such activities as is determined from time to time by TSAMA and TPLLC to be reasonably required in light of the nature of the business activities conducted by TPLLC. TPLLC acknowledges and agrees that such activities will be performed on or at TSAMA’s facilities. The Support Personnel shall be selected by TPLLC in its sole discretion and may be changed from time to time by the joint agreement of TSAMA and TPLLC during the term of this Agreement. The Support Personnel shall devote such portion of their business time and efforts to the operations of TPLLC as reasonably necessary and appropriate for so long as they are provided to TPLLC under the terms of this Agreement.

3.2 Notwithstanding anything to the contrary contained herein, in no event shall TSAMA be required to provide or cause the Transocean Entities to provide any legal services to TPLLC, it being understood that TPLLC shall engage its own legal counsel to the extent that any legal services are required in connection with its business activities.

3.3 The Support Personnel shall use commercially reasonable efforts to carry their activities in a manner reasonably consistent in all material respects with industry practice (collectively, the “Support Standards”).

3.4 Subject to the last sentence of Section 3.1, neither TSAMA nor any officer, employee or agent of TSAMA or any Transocean Entity shall be required to perform the activities under this Agreement as such Person’s sole and exclusive occupation, and each of TSAMA and its officers, employees and agents engaged in providing the activities may engage in other occupations and activities in addition to those provided for in this Agreement.

3.5 The Parties agree that the following terms and conditions shall govern the Support:

(a)	Subject to the express terms of Section 3.1, TPLLC shall have complete authority and discretion to elect the means, manner and method by which the Support Personnel carry on their activities and the Support Personnel shall be under the day to day management and control of TPLLC in their performance of these activities.

(b)	The obligation of TSAMA to provide, or cause to be provided, the Support Personnel shall be conditioned upon and subject to any legal obligations, prohibitions or restrictions applicable to TSAMA and the Transocean Entities, and this Agreement shall not obligate TSAMA or any Transocean Entity to violate, modify or eliminate any such obligation, prohibition or restriction.

(c)	This Agreement is a purely commercial transaction or arrangement between the Parties.

(d)	Notwithstanding anything to the contrary contained herein, all matters pertaining to the employment, compensation and discharge of the Support Personnel during the term of the Agreement are the responsibility of TSAMA. All such employment arrangements are solely the obligation of TSAMA and subject to the Applicable Laws and regulations of the United Arab Emirates. The Support Personnel shall remain on an applicable Transocean Entity payroll and will continue to receive all applicable compensation and benefits and shall also be subject to all terms and conditions of employment in accordance with United Arab Emirates labor law and TSAMA’s policies, including end-of-service benefits, gratuity payments and payment at such times and in such manner in accordance with normal payroll practices and procedures required in the United Arab Emirates.

SECTION 4. Support Fees.

4.1 In consideration of the provision of the Support Personnel, TPLLC shall pay TSAMA, or the Transocean Entity designated by TSAMA, an amount (the “Support Fee”) equal to the proportionate costs and expenses incurred that is attributable to the payment of compensation and benefits to the Support Personnel, pro rata in accordance with the time dedicated by each Support Personnel to TPLLC, which the Parties agree shall be deemed for purposes of this Agreement to be equal to the pro rata portion of (i) the base salary paid by TSAMA from time to time to such personnel, and (ii) the cost to TSAMA of other compensation and benefits provided to such personnel and related general and administrative expenses incurred by TSAMA.

4.2 To the extent that the Support Personnel devote less than substantially all of their business time and efforts to the performance of the activities provided for in this Agreement, the amount payable by TPLLC in respect of such activities performed by them shall be prorated (on such reasonable basis as may be determined by TSAMA) to reflect the percentage of the total business time and efforts devoted by such personnel to the performance of such activities. TSAMA shall require each Support Personnel to maintain adequate records in respect of the activities performed by him or her in order to determine the pro rata time by which the Support Fee may be calculated.

4.3 TPLLC shall be solely responsible for and shall pay all applicable taxes, duties, levies and any other charges in respect of the Support Fee under the laws of the United Arab Emirates and the Marshall Islands. Additionally, TPLLC shall be responsible for and shall indemnify and hold harmless TSAMA against all excise, sales, use, transfer, stamp, documentary, filing, recordation and other similar taxes, and any value added, goods and services or similar recoverable indirect and other similar taxes (“Transfer Taxes”) imposed on or assessed as a result of the remittance of the amount of such Transfer Taxes to the relevant governmental authority, including, without limitation, copies of any tax returns remitting such amount. The parties shall cooperate and take all commercially reasonable actions to minimize Transfer Taxes imposed on payments made pursuant to this Agreement.

4.4 TSAMA or a designated Transocean Entity shall invoice TPLLC for the Support Fee on a quarterly basis, and such invoices, supported by adequate documentation evidencing the charges contained therein, will be due and payable sixty (60) days after receipt by TPLLC.

SECTION 5. Expenses.

5.1 TPLLC shall promptly pay or reimburse TSAMA or the designated Transocean Entity for all direct costs, charges and expenses incurred by or on behalf of TSAMA or such Transocean Entity in providing the Support Personnel (the “Direct Expenses”); provided, however, TPLLC shall not be obligated to pay or reimburse TSAMA for any of the following expenses (collectively, “Excluded Expenses”): (i) the rental and occupancy costs incurred in connection with providing office space for the Support Personnel; and (ii) salary, compensation expenses and other overhead expenses of TSAMA related to the Support Personnel (except to the extent that such amounts are deemed to be paid through the payment of the Support Fee specified in Section 4).

5.2 Direct Expenses may be invoiced by TSAMA or any Transocean Entity to TPLLC from time to time as TSAMA or such Transocean Entity determines to be necessary or desirable, but in no event more frequently than once per month, and such invoices will be paid within sixty (60) days after receipt by TPLLC. TPLLC shall have the right, at TPLLC’s sole cost and expense, to audit any Transocean Entity’s books and records with respect to all costs and expenses payable by TPLLC to such Transocean Entity pursuant to Section 5.1, and TSAMA shall provide or cause to be provided to TPLLC access to the relevant books and records of the Transocean Entities at reasonable times following reasonable notice and shall enable TPLLC to make copies of all relevant documents.

SECTION 6. Liability and Indemnity.

6.1 To the fullest extent permitted by Applicable Law, TPLLC shall indemnify, defend, and hold harmless TSAMA and any Transocean Entity that performs the Support and their respective officers, employees, directors, stockholders, members, partners or agents (each a “Covered Person”) from and against any and all losses, damages, liabilities and expenses (including, but not limited to, reasonable legal fees, settlement costs, judgments and awards) (collectively, “Losses”), arising from any and all third-party claims, whether actual or threatened (collectively, “Claims”) that relate to or arise out of or in connection with the performance of the Support or the arrangements contemplated by this Agreement in which such Covered Person may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that TPLLC shall not be obligated to indemnify a Covered Person for Losses arising as a direct consequence of conduct on the part of such Covered Person that constituted actual fraud, gross negligence or willful misconduct.

6.2 Subject to TPLLC’s responsibility to make payment to TSAMA or the designated Transocean Entity pursuant to Section 5.1, TSAMA agrees to indemnify and hold harmless TPLLC and its affiliates (other than TSAMA) harmless from and against all liability, loss, expense or cost which may arise from any failure by TSAMA to carry out its duties for the payment of any payroll, costs and expenses for providing the Support Personnel or the provision of the employee benefits related thereto, as set forth in this Agreement.

6.3 The indemnification provided by Section 6.1 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled as a matter of Applicable Law or otherwise.

SECTION 7. Representations and Warranties.

7.1 As of the Effective Date, TPLLC represents and warrants that it is duly formed, validly existing and in good standing under the Applicable Laws of the Marshall Islands; it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all requisite limited liability company action; and that this Agreement constitutes the legal, valid and binding agreement of TPLLC, enforceable against it in accordance with its terms.

7.2 As of the Effective Date, TSAMA represents and warrants that it is duly incorporated, validly existing and in good standing under the Laws of the Dubai Multi Commodities Centre in Dubai, United Arab Emirates; it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action; and that this Agreement constitutes the legal, valid and binding agreement of TSAMA, enforceable against it in accordance with its terms.

SECTION 8. Term.

8.1 The term of this Agreement will commence on the Effective Date and continue until it is terminated by mutual agreement of the Parties.

8.2 Upon termination of this Agreement, neither Party shall have any further obligations hereunder except for obligations accruing prior to the date of termination, including, without limitation, payment of the Support Fee and any Direct Expenses with respect to the Support provided through the date of termination of this Agreement, and obligations or covenants set forth herein that are expressly described herein as continuing in effect beyond the term of this Agreement, including in particular any indemnification or confidentiality provisions.

SECTION 9. Confidentiality.

9.1 Each Party shall keep confidential and not disclose any confidential or proprietary information of the other party to any other Person without the express consent of the other Party, unless such:

(a)	disclosure shall be required by Applicable Law, court order or administrative proceeding or by the rules and regulations of the New York Stock Exchange or the United States securities laws applicable to TPLLC;

(b)	information shall be generally available and known to the public;

(c)	information has been rightfully received by such Party or any of its representatives or Affiliates from any Person without restriction on disclosure and without breach of any obligation to the other Party, its representatives or its Affiliates;

(d)	disclosure is made to such Party’s employees, attorneys, accountants, or fiduciaries who have a need to know such information and agree or have an obligation to comply with the provisions of this Section 9; or

(e)	disclosure is required for the due and proper performance by such Party of its obligations under this Agreement.

SECTION 10. Notices.

10.1 Any notice provided for in this Agreement shall be in writing and shall be hand delivered or sent by express courier to the appropriate addresses provided below. Such notice will be deemed given upon delivery or (in the event a Party refuses delivery) upon tender for delivery:

if to TSAMA:

Platinum Tower, Cluster I, 20th Floor

Jumeirah Lake Towers (JLT),

Dubai, UAE

Attention: Counsel

Copy to:

Transocean Legal Department

4 Greenway Plaza

Houston, Texas 77046

Attention: General Counsel

Facsimile: (713) 232-7511

if to TPLLC:

Deepwater House

Kingswells Causeway

Prime Four Business Park

Aberdeen, AB15 8PU

Scotland

United Kingdom

Attention: Corporate Secretary

Copy to:

Transocean Legal Department

4 Greenway Plaza

Houston, Texas 77046

Attention: General Counsel

Facsimile: (713) 232-7511

Either Party may by notice given in accordance with this Section 10 to the other Party designate another address or person for receipt of notices hereunder.

SECTION 11. Assignment.

11.1 No Party may assign its rights or delegate its obligations hereunder to any Person without the prior written consent of the other Parties hereto. Any purported assignment in violation of this Section 11 shall be void.

SECTION 12. Benefits of the Agreement.

12.1 This Agreement is made solely and specifically among and for the benefit of the Parties hereto, and their respective successors and assigns, except that (i) the provisions of Section 6 shall inure to the benefit of each of the Covered Persons, and (ii) no other Person (except to the extent provided in the immediately preceding parenthetical) shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

SECTION 13. Amendment; Waivers.

13.1 This Agreement may be amended only with the written consent of the Parties. No course of dealing on the part of a Party, or its respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.

13.2 No waiver by either Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant.

13.3 The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

SECTION 14. Force Majeure.

14.1 Neither Party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is attributable to an event of force majeure, including, but not limited to, power or telecommunications failures or outages, hardware failures, software defects, fires, explosions, epidemics, riots, civil disturbances, malicious damage, industry-wide shortages of labor or materials, work stoppages, strikes and other similar events, labor disputes, accidents, weather, floods, storms, earthquakes and other natural disasters, acts of God, war, terrorism, blockades, embargoes, prohibitions or restrictions or changes in Applicable Law or delays arising from compliance with any Applicable Law or government regulation or other similar causes beyond its control.

SECTION 15. Severability.

15.1 If any one or more of the terms or provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality or enforceability of all other terms and provisions of this Agreement shall not be affected.

SECTION 16. Governing Law.

16.1 This Agreement shall be governed by, and construed in accordance with, the laws of England without regard to any principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

16.2 The Parties hereby irrevocably submit to the jurisdiction of the English Courts and agree that any action, suit or proceeding concerning, related to or arising out of this Agreement shall be heard and determined in the English Courts and further irrevocably waive any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

SECTION 17. Counterparts.

This Agreement may be executed by the Parties in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been entered into as of the Effective Date.

TSAMA:

Transocean Services AMA JLT

By:	/s/ Steve McFadin
Name:	Steve McFadin
Title:	Director

TPLLC:

Transocean Partners LLC

By:	/s/ Kathleen McAllister
Name:	Kathleen McAllister
Title:	President and CEO

Support Agreement

Signature Page

Exhibit A

Transocean Entities

1. Transocean International Resources Limited

Exhibit B

Support Personnel

1. Garry Taylor